Exhibit 1.
                      AMERICAN BINGO ANNOUNCES NAME CHANGE
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     American Bingo & Gaming Corporation (NASDAQ Sm Cap - BNGO) announces a name and symbol change. As of June 14, 2000, the corporation will be known as "Littlefield Corporation" and the new NASDAQ symbol will be "LTFD". The bingo and gaming operations will be doing business as "Littlefield Entertainment".

     Jeff  Minch,  the  President  and CEO, was quoted as saying that "this name
Change symbolizes  a  bright  new  beginning  for  Littlefield  Corporation".


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